Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Municipal Value Fund,
Inc.
33-13465, 811-05120

An annual meeting of the
shareholders of the Nuveen Municipal
Value Fund, Inc. was held on July 26,
2005.

The purpose of the meeting was to

1. elect three (3) Class II
2. directors for a multiple year
3. term to serve until their
4. successors shall have been
5. duly elected and qualified;

Approval of the Board Members
was reached as follows:

William C. Hunter
For 171,663,398
Withhold  1,813,342

David J. Kundert
For 171,647,633
Withhold  1,829,107

Eugene S. Sunshine
For  171,666,743
Withhold  1,809,997

6. approve a new Investment
7. Management Agreement .

The number of shares voted in the
affirmative:
170,148,082 and
the number of negative votes:
  1,478,926

Proxy materials are herein
incorporated by reference
to the SEC filing on June 21, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007647.